Exhibit 99.1

Former Interior Secretary David Bernhardt Joins Trump Media Board of Directors

Bernhardt to Replace Newly Confirmed FBI Director Kash Patel

SARASOTA, Fla., Feb.20, 2025 (GLOBE NEWSWIRE) – The Board of Directors of Trump Media and Technology Group Corp. (Nasdaq: DJT) ("TMTG"), operator of the social media platform Truth Social, the streaming platform Truth+, and the FinTech brand Truth.Fi, today voted to appoint former Secretary of the Interior David Bernhardt to the TMTG Board of Directors.

On the Board, Bernhardt will replace Kash Patel, who has stepped down upon his confirmation by the U.S. Senate today as Director of the Federal Bureau of Investigation.

TMTG CEO and Chairman Devin Nunes said, "Kash was crucial to the growth and trajectory of TMTG. The Board will miss his many contributions to the company’s dynamism, but he’s answered another calling, and I congratulate him on his confirmation as FBI Director. Simultaneously, we’re thrilled to have David Bernhardt join the Board. With his incredibly expansive background in governance, energy resources, land management, and many other fields, Dave is a great addition to the Board as we look forward to diversifying TMTG into new industries and continue our explorations of possible mergers and acquisitions.”

From 2019 to 2021, Bernhardt served as the 53rd Secretary of the U.S. Department of the Interior. As Secretary of the Interior, Bernhardt led more than 70,000 employees who oversaw U.S. public lands including national parks, monuments, and wildlife refuges. Prior to that, he served in various other positions in the Department including Solicitor, deputy solicitor, deputy chief of staff and counselor to the Secretary, and as director of Congressional and Legislative affairs and counselor to the Secretary.

Bernhardt is an avid hunter and angler and recently served on the Board of Game and Inland Fisheries for the Commonwealth of Virginia. He also led the International Boundary Commission between the United States and Canada and was responsible, along with his Canadian counterpart, for maintaining the 5,525 mile international boundary between these two nations. He has in-depth experience in legal matters concerning active regulations and rule-makings, with years of legal experience in both the government and the private sector.

About TMTG

The mission of TMTG is to end Big Tech's s assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations, as well as Truth+, a TV streaming platform focusing on family-friendly live TV channels and on-demand content. TMTG is also launching Truth.Fi, a financial services and FinTech brand incorporating America First investment vehicles.

Investor Relations Contact

Shannon Devine (MZ Group | Managing Director - MZ North America)
Email: shannon.devine@mzgroup.us

Media Contact

press@tmtgcorp.com